Exhibit 10.1

Addendum A to Employment Agreement between Targeted Medical Pharma and Amir Blachman dated January 31, 2012

1.	Effective March 5, 2012, salary is increased to $210,000 per year. $180,000 of this salary will be paid at the rate of $180,000 and $30,000 of this salary will accrue until any one of the following milestones are reached:

a.	The Company’s CEO determines that cash flow is sufficient to support the payout of accrued salary;

b.	The Company closes any form of financing that generates at least $3 million in proceeds, except for loans to the company by its principals.

c.	The Company receives notification from the SEC that ths S-1 registration is approved.

d.	The Company’s tax liabilities through December 31, 2011 are eliminated.

2.	Effective April 15, 2012 a bonus of $50,000 is accrued to be paid out upon the occurrence of any on of the milestones listed in sections 1a through 1d of this Addendum.

3.	This Addendum will be added to the previously signed Employee Agreement between Targeted Medical Pharma and Amir Blachman dated January 31, 2012.

/s/ William E. Shell	4/25/2012
William E. Shell, MD Chief Executive Officer	Date

/s/ Amir Blachman	4/25/2012
Amir Blachman VP Strategy and Operations	Date